Exhibit 99.1

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TENNECO RECEIVES NOTICE REGARDING NYSE LISTING
Lake Forest, Illinois, March 13, 2008 — Tenneco Inc. (NYSE: TEN) announced today that the company has been notified by NYSE Regulation that it is not in compliance with one of the New York Stock Exchange continued listing standards. The company received this notification since its average market capitalization has been less than $75 million over a 30-day trading period and its last reported stockholder’s equity was less than $75 million.
In accordance with NYSE procedures, Tenneco will submit a plan within 45 days that will demonstrate the company’s ability to achieve compliance with the continued listing standards within 18 months.
Tenneco is a $5.9 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 21,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe®, Walker®, Gillet™ and Clevite®Elastomer brand names.
This press release contains forward-looking statements. Words such as “will” and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the company (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, the company’s plans, actions and actual results could differ materially. Among the factors that could cause these plans, actions and results to differ materially from current expectations are: (i) general economic conditions, including any future downturns in the global financial and credit markets; (ii) the company’s continued success in cost reduction and cash management programs and its ability to execute restructuring and other cost reduction plans and to realize anticipated benefits from these plans; (iii) changes in automotive manufacturers’ production rates and their actual and forecasted requirements for our products; (iv) increases in the costs of raw materials, including our ability to successfully reduce the impact of any such cost increases through material substitutions, costs reduction initiatives, customer recovery and other methods; (v) the overall highly competitive nature of the automotive parts industry; (vi) the cyclical nature of the global vehicular industry, including the performance of the global aftermarket sector, and changes in consumer demand and prices; (vii) workforce factors such as strikes or labor interruptions; and (viii) the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond the control of the company and its subsidiaries. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release. Additional information regarding these and other risk factors and uncertainties is detailed from time to time in the company’s SEC filings, including but not limited to its report on Form 10-K for the year ended December 31, 2008.
Contacts:
Jane Ostrander
Investor inquiries
847 482-5607
jostrander@tenneco.com
Jim Spangler
Media inquiries
847 482-5810
jspangler@tenneco.com
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